As filed with the Securities and Exchange Commission on February 9, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
ALKERMES, INC.
(Exact Name of Company as specified in its charter)

Pennsylvania	23-2472830
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
ALKERMES, INC.
88 SIDNEY STREET
CAMBRIDGE, MASSACHUSETTS 02139-4234
(Address, including zip code, of registrant’s principal executive offices)
ALKERMES, INC. 2008 STOCK OPTION AND INCENTIVE PLAN
(Full title of the plan)
David A. Broecker
Chief Executive Officer
ALKERMES, INC.
88 Sidney Street
Cambridge, Massachusetts 02139-4234
Telephone: (617) 494-0171
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Mitchell S. Bloom, Esq.	Kathryn L. Biberstein, Esq.
Robert E. Puopolo, Esq.	Alkermes, Inc.
Goodwin Procter LLP	88 Sidney Street
53 State Street	Cambridge, MA 02139
Boston, MA 02109	Telephone: (617) 583-6255
Telephone: (617) 570-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
			Maximum	Maximum
	Amount		Offering	Aggregate
	to be		Price Per	Offering	Amount of
Title of Securities to be registered	Registered (2) (5)		Share	Price	Registration Fee
Common Stock, par value $0.01 per share(1)	258,000	(3)	$11.44	$2,951,520
Common Stock, par value $0.01 per share(1)	109,000	(3)	10.10	1,100,900
Common Stock, par value $0.01 per share(1)	7,000	(3)	10.71	74,970
Common Stock, par value $0.01 per share(1)	313,000	(3)	11.98	3,749,740
Common Stock, par value $0.01 per share(1)	25,760,858	(4)	11.04	284,399,873
Total:	26,447,858			$292,277,003	$11,487

(1)	This Registration Statement also relates to the Rights to purchase shares of Series A Junior Participating Preferred Stock of the Registrant which are attached to all shares of Common Stock pursuant to the terms of the Registrant’s Rights Agreement dated February 7, 2003. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred only with such stock.

(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement shall also be deemed to cover an indeterminate number of additional shares of Common Stock issuable in the event the number of outstanding shares of the Company is increased by split-up, reclassification, stock dividend, recapitalization, and certain other capital adjustments and the like.

(3)	Such shares are issuable upon the exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and fee have been computed upon the basis of the price at which such options may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable.

(4)	Estimated solely for the purpose of calculating the registration fee. In accordance with Rules 457(c) and 457(h), the proposed maximum offering price per share, the proposed maximum aggregate offering price, and the registration fee shown has been computed based upon the average of the high and low sales price of the Company’s Common Stock on February 6, 2009, $11.04, as reported on the Nasdaq Global Market with respect to securities for which options have not been granted.

(5)	The maximum number of shares of Common Stock reserved and available for issuance under the Plan includes: (i) 6,400,000 shares, plus (ii) up to 3,070,779 shares of Common Stock which were previously available for grant under the Alkermes, Inc. 1999 Stock Option Plan, the Alkermes, Inc. 2002 Restricted Stock Award Plan and the Alkermes, Inc. 2006 Stock Option Plan For Non-Employee Directors (together, the “Old Stock Plans”) and now available for grant under the Plan, plus (iii) up to 16,977,079 shares of Common Stock underlying outstanding grants pursuant to the Old Stock Plans that may be available for grant under the Plan if they are forfeited, cancelled, repurchased or are terminated (other than by exercise).

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in this Part I will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Introductory Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
Item 2. Registrant Information and Employee Plan Annual Information.
     The documents containing the information specified in this Part I will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the Introductory Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission are incorporated by reference in this Registration Statement:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 filed with the Commission on May 30, 2008;

The Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2008 filed with the Commission on August 7, 2008;

The Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2008 filed with the Commission on November 7, 2008;

The Registrant’s Quarterly Report on Form 10-Q for the three months ended December 31, 2008 filed with the Commission on February 9, 2009;

The Registrant’s Current Reports on Forms 8-K filed with the Commission on May 16, 2008; May 28, 2008; June 16, 2008 (Item 8.01 only); October 7, 2008; November 4, 2008; and December 1, 2008 (Item 1.02 only).

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act “), since March 31, 2008; and

(c)	Item 1 of Registration Statement of the Company on Form 8-A dated June 28, 1991, as amended by a Registration Statement of the Company on Form 8-A/A dated January 17, 1997; and Item 1 of Registration Statement of the Company on Form 8-A dated May 2, 2003.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
The Pennsylvania Business Corporation Law of 1988, as amended, authorizes the Company to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Company has also obtained Directors’ and Officers’ Liability Insurance which insures its officers and directors against certain liabilities such persons may incur in their capacities as officers or directors of the Company. In addition, the Company’s By-laws contain the following provisions:
     “5.1 INDEMNIFICATION OF DIRECTORS, OFFICERS, AND OTHER PERSONS. The Corporation shall indemnify any director, officer, employee or agent of the Corporation or any of its subsidiaries who was or is an “authorized representative” of the Corporation (which shall mean, for the purpose of this Article, a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and who was or is a “party” (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any “proceeding” (which shall mean for purposes of this Article any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Corporation, its shareholders or otherwise) by reason of the fact that such person was or is an authorized representative of the Corporation to the fullest extent permitted by law, including without limitation indemnification against expenses (which shall include for purposes of this Article attorneys’ fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim is finally determined by a court to have constituted willful misconduct or recklessness. If an authorized representative is not entitled to indemnification in respect of a portion of any liabilities to which such person may be subject, the Corporation shall nonetheless indemnify such person to the maximum extent for the remaining portion of the liabilities.
     “5.2 ADVANCEMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys’ fees and disbursements) actually and reasonably incurred in defending a proceeding on behalf of any person entitled to indemnification under Section 5.1 in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article and may pay such expenses in advance on behalf of any employee or agent on receipt of a similar undertaking. The financial ability of such authorized representative to make such repayment shall not be prerequisite to the making of an advance.
     “5.3 EMPLOYEE BENEFIT PLANS. For purposes of this Article, the Corporation shall be deemed to have requested an officer, director, employee or agent to serve as fiduciary with respect to an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involves services by, such person as a fiduciary with respect to the plan; excise taxes assessed on an authorized representative with respect to any transaction with an employee benefit plan shall be deemed “fines”; and action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.
     “5.4 SECURITY FOR INDEMNIFICATION OBLIGATIONS. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate.
     “5.5 RELIANCE UPON PROVISIONS. Each person who shall act as an authorized representative of the Corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.
     “5.6 AMENDMENT OR REPEAL. All rights of indemnification under this Article shall be deemed a contract between the Corporation and the person entitled to indemnification under this Article pursuant to which the Corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not limit, but may expand, any rights or obligations in respect of any proceeding whether commenced prior to or after such change to the extent such proceeding pertains to actions or failures to act occurring prior to such change.
     “5.7 SCOPE OF ARTICLE. The indemnification, as authorized by this Article, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in any other capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be an officer, director, employee or agent in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors and administrators of such person.”
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, in the Commonwealth of Massachusetts, on this 9th day of February 2009.

ALKERMES, INC.
By:	/s/ David A. Broecker
David A. Broecker
Chief Executive Officer
POWER OF ATTORNEY AND SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Each person whose signature appears below in so signing also makes, constitutes and appoints David A. Broecker and James M. Frates, and each of them, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Richard F. Pops	Director and Chairman of the Board	February 9, 2009

Richard F. Pops

/s/ David A. Broecker	President and Chief Executive Officer	February 9, 2009

David A. Broecker	(Principal Executive Officer)

/s/ James M. Frates	Senior Vice President, Chief Financial	February 9, 2009
James M. Frates	Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ David W. Anstice	Director	February 9, 2009

David W. Anstice

/s/ Floyd E. Bloom	Director	February 9, 2009

Floyd E. Bloom

/s/ Robert A. Breyer	Director	February 9, 2009

Robert A. Breyer

/s/ Gerri Henwood	Director	February 9, 2009

Gerri Henwood

/s/ Paul J. Mitchell	Director	February 9, 2009

Paul J. Mitchell

/s/ Alexander Rich	Director	February 9, 2009

Alexander Rich

/s/ Mark B. Skaletsky	Director	February 9, 2009

Mark B. Skaletsky

/s/ Michael A. Wall	Director and Chairman Emeritus	February 9, 2009

Michael A. Wall

INDEX TO EXHIBITS

Exhibit
No.	Description of Exhibit
4.1	Third Amended and Restated Articles of Incorporation as filed with the Pennsylvania Secretary of State on June 7, 2001. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Report on Form 10-K for the fiscal year ended March 31, 2001 (File No. 001-14131).)

4.2	Amendment to Third Amended and Restated Articles of Incorporation as filed with the Pennsylvania Secretary of State on December 16, 2002 (2002 Preferred Stock Terms). (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 16, 2002 (File No. 001-14131).)

4.3	Amendment to Third Amended and Restated Articles of Incorporation as filed with the Pennsylvania Secretary of State on May 14, 2003 (Incorporated by reference to Exhibit A to Exhibit 4.1 to the Registrant’s Report on Form 8-A filed on May 2, 2003 (File No. 000-19267).)

4.4	Second Amended and Restated By-Laws of Alkermes, Inc. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on September 28, 2005.)

4.5	Specimen of Common Stock Certificate of Alkermes, Inc. (Incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 033-40250).)

4.6	Rights Agreement, dated as of February 7, 2003, as amended, between Alkermes, Inc. and EquiServe Trust Co., N.A., as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-A filed May 2, 2003 (File No. 000-19267).)

5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP (filed herewith).

23.1	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.3	Consent of Deloitte & Touche LLP (filed herewith).

24.1	Power of Attorney (included in signature page).

99.1	Alkermes, Inc. 2008 Stock Option and Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 7, 2008.)

99.2	Alkermes, Inc. 2008 Stock Option and Incentive Plan, Stock Option Award Certificate (Incentive Stock Option). (Incorporated by reference to Exhibit 10.2 to the Registrant’s Report on Form 8-K filed on October 7, 2008.)

99.3	Alkermes, Inc. 2008 Stock Option and Incentive Plan, Stock Option Award Certificate (Non-Qualified Option). (Incorporated by reference to Exhibit 10.3 to the Registrant’s Report on Form 8-K filed on October 7, 2008.)

99.4	Alkermes, Inc. 2008 Stock Option and Incentive Plan, Stock Option Award Certificate (Non-Employee Director). (Incorporated by reference to Exhibit 10.4 to the Registrant’s Report on Form 8-K filed on October 7, 2008.)